  Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235707

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated September 2, 2021)

 Generation Income Properties, Inc.

This prospectus supplement (the “Prospectus Supplement”) updates, amends, and supplements the prospectus dated September 2, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-235707). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends, and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2022 and our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 23, 2022 (the “Form 8-K Filings”). Accordingly, we have attached the Form 8-K Filings to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 16 of the Prospectus and in Item 1A of our Annual Report on Form 10-K filed on March 18, 2022 to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2022

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)-448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

The information discussed under Items 2.01 and 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 9, 2022 (the “Closing Date”), Generation Income Properties, L.P., the operating partnership (the “Operating Partnership”) of Generation Income Properties, Inc. (the “Company”), completed the acquisition of a ground lease interest in land and a fee simple interest in improvements which constitute an 88,743 square-foot, single-tenant retail chain department store in Tucson, Arizona (the “Property”).  The Operating Partnership purchased the Property pursuant to a Purchase and Sale Agreement, dated January 19, 2022, between the Operating Partnership and NSHE Bassett, LLC, an Arizona limited liability company (the “Seller”), at a purchase price of approximately $7.3 million, excluding transaction costs. Seller is not affiliated with the Company or any of the Company’s affiliates.  The Operating Partnership funded the purchase price of the Property and related transaction costs using a portion of the proceeds from the Company’s initial public offering, which closed in September 2021, and the Loan (as discussed and defined below in Item 2.03).

The Property is 100% leased to Kohl's Department Stores, Inc., a Delaware corporation, pursuant to a double net lease between Seller, as landlord, and Kohl's Department Stores, Inc., as tenant, dated as of January 30, 2003, as amended from time to time (the “Lease”) whereby Kohl’s is responsible for operating expenses, real estate taxes, insurance, repairs, maintenance and capital expenditures (excluding certain roof repairs), in addition to base rent. The Lease has approximately eight years remaining on the least term. In connection with the acquisition of the Property, a single purpose limited liability company (the “SPE”) of which the Company owns 100% of the membership interests entered into an Assignment and Assumption of Lease and Security Deposits with the Seller, dated March 9, 2020, pursuant to which Seller assigned and the SPE assumed all of Seller’s rights and obligations under the Lease.

The following table provides certain information about the Property and the Lease:

Property Type	Property Location	Lease Expiration Date	Rentable Square Feet	Annualized Base Rent in 2022(1)	Tenant Renewal Options(2)
Retail	Tucson, Arizona	1/31/2030	88,743	$824,000	Seven, five-year renewal options

 ________________

(1)	Annualized base rent increases to approximately $864,630 on 2/1/2024 through the end of the initial term on 1/31/30.
(2)	Annualized base rent escalates with each successive renewal option commencing 2/1/2030.

The Property is subject to a ground lease, dated January 30, 2003, between Seller and October 23rd Group L.L.C., an Arizona limited liability company, as amended from time to time (the “Land Lease”). In connection with the acquisition of the Property, the SPE entered into an Assignment and Assumption of Underlying Lease and Security Deposits, dated March 9, 2020, pursuant to which Seller assigned and the SPE assumed all of Seller’s rights and obligations under the Land Lease. The current term of the Land Lease expires in 2029, with 11 available renewal options to extend the lease through 2084.  The Land Lease provides for annualized base rent of approximately $233,000 in 2022, which escalates to an annualized base rent of approximately $245,000 commencing February 1, 2024 through the remainder of the current term.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Operating Partnership partially financed the acquisition of the Property with its existing Master Credit Facility with American Momentum Bank (the “Lender”), dated October 26, 2021 (the “Credit Facility”).  In connection with the acquisition of the Property, the SPE entered into a loan agreement and related promissory note on the Closing Date for $3,650,000 pursuant to the Credit Facility (the “Loan”).  The Loan accrues interest at a variable rate equal to the Wall Street Journal Prime rate, adjusted monthly, subject to a floor interest rate of 3.25% per annum.  The Loan has an interest-only payment term for twenty-four months from the Closing Date and all interest and principal outstanding is due and payable in full on March 9, 2024.  The Loan permits full or partial prepayment without penalty.  The Loan is secured by the Property and the associated rental income.  Payment is guaranteed by the Operating Partnership and David Sobelman, the Company’s Chairman, President and Chief Executive Officer. The Loan also provides that as of December 31, 2022, and continuing on the same date of each year thereafter (each a “Calculation Date”), the SPE, as borrower, shall have achieved and maintain a debt service coverage ratio of not less than 1.50 to 1.00 over the remaining term of the Loan.  If, on any Calculation Date, the debt service coverage ratio is less than 1.50 to 1.00, the SPE shall be obligated to pay to the Lender, within ten (10) days after receipt of written notice thereof, a prepayment of principal in an amount such that after giving effect to such prepayment of principal and re-amortization of the Loan, the debt service coverage ratio shall once again be equal to or greater than 1.50 to 1.00.  The Loan also contains other customary affirmative covenants, negative covenants and events of default.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on March 11, 2022, announcing the completion of the acquisition of the Property. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

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The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended or the Exchange Act except as set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

(b)	Pro Forma Financial Information.

The pro forma financial information that is required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

(d) Exhibits

The exhibit filed as part of this Current Report on Form 8-K is identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Generation Income Properties, Inc., dated March 11, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: March 15, 2022	By:	/s/ Allison Davies
Allison Davies
Chief Financial Officer

A

US.129474396.01

4874-2917-3274.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2022

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

           Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

US.129474396.01

4874-2917-3274.1

In this Current Report on Form 8-K/A, the terms "we", "us", "our" and the “Company” refer to Generation Income Properties, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

Explanatory Note

On March 15, 2022, we filed a Current Report on Form 8-K, or the Original Form 8-K, to report that Generation Income Properties, L.P., the operating partnership (the “Operating Partnership”) of the Company, completed the acquisition of a ground lease interest in land and a fee simple interest in improvements which constitute an 88,400 square-foot, single-tenant retail chain department store in Tucson, Arizona (the “Arizona Property”), at a purchase price of approximately $7,300,000, excluding transaction costs.  We are amending the Original Form 8-K to provide the historical financial statements required by Item 9.01(a) of Form 8-K and to provide the pro forma financial information required by Item 9.01(b) of Form 8-K, which financial statements and pro forma information were not included in the Original Form 8-K as permitted by Item 9.01(a)(3) and Item 9.01(b)(2) of Form 8-K. This amendment reports no other updates or amendments to the Original Form 8-K.

Item 9.01 Financial Statements and Exhibits

This Current Report on Form 8-K/A includes (i) the Statement of Revenues and Certain Operating Expenses of the Arizona Property for the year ended December 31, 2021 (audited), pursuant to the requirements of Rule 3-14 of Regulation S-X, and (ii) the unaudited pro forma financial information for the Company for the year ended December 31, 2021, which gives effect to the acquisition of the Arizona Property as if the acquisition occurred on January 1, 2021.  The historical financial statements listed in Item 9.01(a) present the results of operations of the Arizona Property during periods prior to the acquisition by us and exclude, as permitted by Rule 3-14 of Regulation S-X, items of expense which we expect may not be comparable to our expected future operations.

(a)	Financial Statements of Businesses Acquired.

The following financial statements of the Arizona Property are attached hereto as Exhibit 99.2 and incorporated by reference herein:

Independent Auditors' Report

Statement of Revenues and Certain Operating Expenses for the Year Ended December 31, 2021  (audited)

Notes to Statement of Revenues and Certain Operating Expenses

(b)	Pro Forma Financial Information.

The following unaudited pro forma financial information for the Company is attached as Exhibit 99.3 and incorporated by reference herein:

The Unaudited Pro Forma Consolidated Statement of Operations for the Company giving effect to the acquisition of the Arizona Property as if such acquisition occurred on January 1, 2021 is attached as Exhibit 99.3 and incorporated by reference herein.

The Unaudited Pro Forma Balance Sheet for the Company giving effect to the acquisition of the Arizona Property as if the acquisition occurred on December 31, 2021 is attached as Exhibit 99.3 and incorporated by reference herein.

The Unaudited Pro Forma Statement of Taxable Operating Results and Cash to be Made Available by Operations for the Company

giving effect to the acquisition of the Arizona Property as if such acquisition occurred on January 1, 2021 is attached as Exhibit 99.3 and incorporated by reference herein.

(d) Exhibits

The exhibits filed as part of this Current Report on Form 8-K/A are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated January 19, 2022, between Generation Income Properties, LP and NSHE Bassett, LLC.
10.2	Assignment and Assumption of Purchase and Sale Agreement, effective as of February 23, 2022, by and between Generation Income Properties, LP and GIPAZ 199 North Pantano Road, LLC.
10.3

Lease Agreement, dated as of January 30, 2003, between Continental 34 Fund Limited Partnership, as landlord, and Kohl’s Department Stores, Inc., as tenant, as amended by that certain first amendment to lease, dated June 10, 2003, as amended by that certai

10.4	Land Lease Agreement, dated as of January 30, 2003, between October 23rd Group LLC., as landlord, and NSHE Bassett, LLC., as tenant.
10.5	Assignment and Assumption of Underlying Lease and Security Deposit, dated March 9, 2022, by and between NSHE Bassett, LLC and GIPAZ 199 North Pantano Road, LLC.
10.6

Assignment and Assumption of Lease, Security Deposit and Guaranty, dated March 9, 2022, by and between NSHE Bassett, LLC and GIPAZ 199 North Pantano Road, LLC. Guaranty, dated January 30, 2003, by Kohl’s Corporation in favor of NSHE Bassett, LLC.

10.7	Promissory Note, dated March 9, 2022, issued by GIPAZ 199 North Pantano Road, LLC, as borrower, in favor of American Momentum Bank, as lender.
10.8	Loan Agreement, dated March 9, 2022, by and between GIPAZ 199 North Pantano Road, LLC and American Momentum Bank.
10.9	Absolute Guaranty of Payment and Performance, dated March 9, 2022, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank.
23.1	Consent of Independent Auditor
99.1	Press Release dated March 11, 2022.
99.2*	Financial Statements of the Kohl’s Property.
99.3*	Unaudited Pro Forma Consolidated Financial Statements.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith

** Certain schedules have been omitted from this Exhibit pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of the omitted schedule to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Generation Income Properties Inc. By: /s/ Allison Davies Allison Davies Chief Financial Officer

Date: May 23, 2022